Exhibit 10.66

Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended. Omitted information has been replaced with asterisks.

ADDENDUM FIVE

TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

This ADDENDUM FIVE TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Addendum Five”) is dated effective as of May 18, 2012, and is entered into between (i) GK FINANCING, LLC, a California limited liability company (“GKF”), and (ii) SUNRISE HOSPITAL AND MEDICAL CENTER, LLC, a Delaware limited liability company that is qualified to do business in the State of Nevada, d/b/a/ Sunrise Hospital and Medical Center (“Medical Center”), with reference to the following recitals:

Recitals:

A. Medical Center owns and operates an acute care hospital facility located at 3186 South Maryland Parkway, Las Vegas, NV 89109.

B. On June 3, 1999, GKF and Medical Center executed a Lease Agreement for a Gamma Knife Unit, which Lease Agreement was amended by (i) a certain Addendum dated effective December 1, 1998, (ii) a certain Addendum Two (“Addendum Two”) dated effective January 17, 2007, (iii) a certain Addendum Three (“Addendum Three”) dated effective June 20, 2007, and (iv) a certain Addendum Four (“Addendum Four”) dated effective February 8, 2010 (collectively, and as amended, the “Lease”).

C. The parties desire to further amend the terms and provisions of the Lease as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement:

1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2. Extension of Lease Term. It is acknowledged that the Commencement Date of the Lease was January 8, 2001. Pursuant to Addendum Four, the Term of the Lease was extended to January 8, 2013. Pursuant to this Addendum Five, the Term of the Lease is hereby further extended for an additional six (6) years, which extended Term shall expire on January 8, 2019; provided that, the Term of the Lease shall be further extended for the period of time that the Equipment is unavailable to perform procedures due to the Reload (which is estimated to take approximately three (3) weeks for the Reload). All references in the Lease to the “Term” shall be deemed to refer to the Term, as extended hereby.

Exhibit 10.66

3. Cobalt Reload of the Equipment. The Equipment shall be reloaded with new Cobalt-60 that meets the manufacturer’s radioactivity level specifications (the “Reload”), subject to the following terms and conditions:

a.	Scheduling and Process for the Reload. The Reload shall be performed at the Site and shall include any required installation and rigging. Subject to scheduling availability, GKF shall use its commercially reasonable efforts to perform the Reload in the first quarter of 2013; provided that the Reload shall be performed only after all necessary and appropriate licenses, permits, approvals, consents and authorizations, including, without limitation, the proper handling of the Cobalt-60 (collectively, the “Permits”), have been obtained by Medical Center at Medical Center’s sole cost and expense. The timing and procedure for such Reload shall be as mutually agreed upon between the parties. Notwithstanding anything to the contrary contained in this Addendum, GKF makes no representation or warranty to Medical Center concerning the Reload, and GKF shall have no obligation or liability to pay any damages to Medical Center resulting therefrom, including, without limitation, any lost revenues or profits during the period of time that the Equipment is unavailable to perform procedures due to the Reload process.

b.	Medical Center Personnel and Services. Upon request and as required by GKF, Medical Center, at Medical Center’s cost and expense, shall provide GKF with Medical Center personnel (including Medical Center’s physicists) and services in connection with the Reload, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Equipment.

c.	Cost of Reload. Subject to Sections 3.a and 3.b above, the actual costs of the Reload paid or payable to third parties shall be the sole responsibility of GKF. Medical Center shall not be entitled to reimbursement for its personnel costs, internal costs or overhead in performing its duties under Section 3b above.

d.	No Additional Responsibilities. It is understood by the parties that GKF is not responsible for any upgrades, hardware, cobalt reloading, software changes and/or other modifications to the Equipment, except as expressly set forth herein or otherwise agreed upon in writing by Medical Center and GKF.

4. Per Procedure Payments. In consideration of the Reload and notwithstanding anything to the contrary set forth in the Lease, commencing from and after January 8, 2013, Medical Center shall pay to GKF a per procedure payment as stipulated in Exhibit “A” attached hereto. The term “procedure” shall mean each individual treatment session (fraction) that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum, whether performed on an inpatient or outpatient basis, using the Equipment and/or any other equipment or devices that are used in lieu of, or as an alternative to, the Equipment. The parties acknowledge that the per procedure payments represent fair market value for the use of the Equipment as described in the Agreement. Nothing set forth herein shall amend or otherwise affect (i) the per procedure payments set forth in Addendum Four which shall remain in effect until January 8, 2013, and (ii) the per case reimbursement rates for medical radiation physicist services payable to GKF pursuant to Addendum Two.

Exhibit 10.66

5. Transfer of Equipment Ownership. If, on the expiration of the Term (as extended), no Event of Default by Medical Center (and no event or condition which with the giving of notice and/or the lapse of time would constitute such an Event of Default) then exists and is continuing under the Lease, then, GKF shall quitclaim to Medical Center all of GKF’s right, title and interest in and to the Equipment on an “as is, where is” basis, without representation or warranty.

6. Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Addendum.

7. Full Force and Effect. Except as amended by this Addendum Five, all of the terms and provisions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum Five effective as of the date first written above.

GK FINANCING, LLC		SUNRISE HOSPITAL AND MEDICAL
CENTER, LLC

By:	/s/ Ernest A. Bates, MD	By:	/s/ Chris A. Mowan
	Ernest A. Bates, M.D.	Name:	Chris A. Mowan
	Policy Committee Member	Title:	Chief Operating Officer

Exhibit 10.66

Exhibit “A”

PER PROCEDURE PAYMENTS

Annual Procedures Performed	Per Procedure Payment
*	* per Procedure
*	* per Procedure

Notwithstanding anything to the contrary set forth herein, for purposes of determining the per procedure payments pursuant to this Exhibit "A," (a) only those "procedures" (as defined in Section 4 of this Addendum Five) performed on or after January 8, 2013 shall be counted; (b) the number of annual procedures performed shall be reset to zero (0) on January 8, 2014 and on each anniversary date thereafter; and (c) there shall be no retroactive adjustment of the per procedure payments irrespective of whether the number of procedures performed during any annual measuring period reaches a lower per procedure payment level. For example, if during an annual measuring period, * procedures are performed, then, Medical Center would pay * for each of the first * procedures, and * for each of the next * procedures (i.e., for procedures * through*). There are no minimum volume requirements.

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